19

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 7, 2025

Date of Report (Date of earliest event reported)

Primoris Services Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2300 N. Field Street, Suite 1900, Dallas, Texas 75201

(Address of principal executive offices)

(Zip Code)

(214) 740-5600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	PRIM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2025, the Company announced the promotion of Jeremy Kinch, 50, to the position of Chief Operations Support Officer.

Mr. Kinch has over twenty-five years’ experience in the infrastructure construction services industry in the United States and Canada. Since January 2021, he has served as the President of our Energy business. Prior to joining Primoris in 2018, Mr. Kinch served in diverse roles of increasing responsibility culminating in serving as president and chief operating officer of Willbros Canada, a subsidiary of Willbros Group, Inc., until the Primoris acquisition of Willbros in 2018. Leading up to his tenure with Willbros Group, Inc., Mr. Kinch served in a variety of technical and leadership roles on mining, hydropower and municipal infrastructure construction projects. He holds a Bachelor of Science degree in Geological Engineering from Queen’s University in Kingston, Ontario, Canada.

On January 7, 2025, the Company entered into an amended and restated employment agreement with Mr. Kinch. The following is a summary of the terms of the agreement, which is filed as Exhibit 99.2 to this Form 8-K. The agreement provides for an initial annual base salary of $560,000 and a target cash bonus of 100% of his base salary. He is eligible for the Company’s Long-Term Incentive Plan designed to provide our named executive officers with long-term incentive awards payable in equity.

In the event of termination without cause, by death or disability, severance benefits will be paid, including a lump sum payment of 100% of his annual base salary, a pro rata portion of one year’s bonus and up to one year of the employee’s share of the premium for COBRA medical benefits. In the event of termination due to a change in control of the Company severance benefits will be paid, including a lump sum payment of 200% of his annual base salary, a pro rata portion of one year’s bonus and up to two years of the employee’s share of the premium for COBRA medical benefits.

In the event of termination for cause, resignation, mutual agreement or nonrenewal, the Company will have no further obligations under the agreement.

The employment agreement also provides for other benefits and perquisites for Mr. Kinch.

No arrangement or understanding exists between Mr. Kinch and any other person pursuant to which Mr. Kinch was selected as an executive of the Company. There are no family relationships between Mr. Kinch and the executive officers or directors of the Company, and since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Mr. Kinch had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

On January 7, 2025, the Company issued a press release relating to the above matters. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement dated January 7, 2025, by and among Primoris Services Corporation and Jeremy Kinch

99.1	Press Release dated January 7, 2025

104	Cover Page Interactive Data File (formatted as Inline XBRL and included in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Dated: January 8, 2025	By:	/s/ Kenneth M. Dodgen
Kenneth M. Dodgen
Executive Vice President, Chief Financial Officer

3